EXHIBIT 2.2

DATED 25 AUGUST 2021

TOWER BRIDGE (ONE) LIMITED as Seller ARDONAGH SPECIALTY HOLDINGS 2 LIMITED as Buyer THE ARDONAGH GROUP LIMITED as Buyer Guarantor BGC PARTNERS, INC. as Seller Guarantor
DEED OF VARIATION in respect of the agreement for the sale and purchase of the share capital of Ed Broking Group Limited and Besso Insurance Group Limited

Bryan Cave Leighton Paisner LLP Governor’s House 5 Laurence Pountney Hill London EC4R 0BR Tel: +44 (0)20 3400 1000 Fax: +44 (0)20 3400 1111

Contents
Clause    Name    Page
1    Definitions and Interpretation    1
2    Variation    1
3    Third Party Rights    3
4    Governing Law and Jurisdiction    3
Schedule    Name    Page
    Agreement    6

DATED 25 AUGUST 2021
PARTIES
(1)Tower Bridge (One) Limited, a company incorporated in England and Wales with registered number 09648879 whose registered office is at 5 Churchill Place, Canary Wharf, London, United Kingdom, E14 5RD (the "Seller")
(2)BGC Partners, Inc., of 499 Park Avenue, New York, NY 10022
(3)Ardonagh Specialty Holdings 2 Limited, a company incorporated in England and Wales with registered number 13386212 whose registered office is at 2 Minster Court, Mincing Lane, London, England, EC3R 7PD (the "Buyer")
(4)The Ardonagh Group Limited, a private limited company, organised under the laws of the Bailiwick of Jersey under the number 117710 whose registered office is at 3rd Floor, 44 Esplanade, St Helier, Jersey, JE4 9WG
BACKGROUND
(A)The Parties entered into a share purchase agreement on 26th May 2021 (the “Agreement”) in relation to the acquisition by the Buyer from the Seller of the entire issued share capital of Ed Broking Group Limited and Besso Insurance Group Limited, a copy of which is attached as the Schedule (Agreement ) to this Deed.
(B)The Seller and the Buyer entered into a deed of indemnity on 26th May 2021 (the “Deed of Indemnity”) pursuant to which the Seller undertook to indemnify the Buyer and each Group Company from Completion against losses by any Group Company relating to the Indemnified Matter (as such term is defined in the Deed of Indemnity) up to a limit of £4,500,000 (inclusive of VAT/sales tax, if relevant) (the “Indemnity Limit”).
(C)An agreement has been reached in principle to settle the Indemnified Matter with the Claimants (as defined in the Deed of Indemnity, the "Claimants") (“Settlement”) for a sum (“Settlement Amount”) which is in excess of the Indemnity Limit; accordingly the Parties wish to amend the terms of the Agreement on the terms set out in this Deed to address how such payments will be dealt with and to confirm the termination of the Deed of Indemnity in accordance with its terms.
OPERATIVE PROVISIONS
1DEFINITIONS AND INTERPRETATION
Unless the context otherwise requires, this Deed shall be interpreted in accordance with the rules of interpretation set out in the Agreement.
2VARIATION
2.1The Parties agree that, with effect from the date of this Deed, the Agreement shall be amended as follows:
(a)The following definition shall be inserted after “Claim”: ““Claimants” has the meaning ascribed to it in the Deed of Indemnity”.

(b)The following definition shall be inserted after “Deed of Indemnity”: ““Deed of Variation” means the deed of variation to this Agreement entered into between the parties on 25 August 2021”.
(c)The following definition shall be inserted after “Hong Kong Disposal Agreement”: “”Indemnity Amount” means the sum of £4,500,000 being the limit of the Seller’s liability to the Buyer under the Deed of Indemnity.”
(d)The following definitions shall be inserted after “Seller's VAT Group”:
(i)“”Settlement” means the agreement reached with the Claimants in relation to the Indemnified Matter (as such term is defined in the Deed of Indemnity).”
(ii)“”Settlement Amount” means £6,540,000 paid by the Group or the Seller’s Group to the Claimants in respect of the Settlement.”
(e)The definition of “Transaction Documents” shall be updated by inserting the following underlined text: “"Transaction Documents" means this Agreement (including the Deed of Variation), the Non-Disclosure Agreement, the Deed of Indemnity, and the documents entered into pursuant to this Agreement including the documents in the agreed form”.
(f)Clause 3.1 shall be amended by inserting the following underlined text “Subject to adjustment in accordance with the provisions of this Agreement (including the Deed of Variation), including any adjustments in accordance with Clause 11.4(a), Clause 6.5(b), Clause 6.5(f), Clause 22, Schedule 3, or the Deed of Indemnity, the consideration for the sale of the Shares (the "Consideration") shall be…”.
(g)The definition of “Cash” in Schedule 3, Part A (Adjustments to the Consideration) of the Agreement shall be amended by inserting after the words “Deductible Trapped Cash Amount” the following text: “and including the Settlement Excess”.
(h)The following definition shall be inserted after “UK GAAP” in Schedule 3, Part A (Adjustments to the Consideration) of the Agreement: ““Settlement Excess” means all sums paid by the Group or the Seller’s Group to the Claimants prior to Completion to settle the Indemnified Matter (as such term is defined in the Deed of Indemnity) which are in excess of the Indemnity Amount (such excess amounting to £2,040,000).”
(i)Sub-paragraph (l) of the definition of “Debt” in Schedule 3, Part A (Adjustments to the Consideration) of the Agreement shall be amended by inserting after the words “charges and expenses” the following text: “save where such Tax relates in any way to payment of the Settlement Amount”.
2.2The parties further acknowledge that the Settlement constitutes an Agreed Settlement (as such term is defined in the Deed of Indemnity) and as such the Deed of Indemnity will terminate in accordance with its terms (at clause 1.6) after the Settlement Amount has been paid to the Claimants.
2.3The Agreement (as varied by this Deed) shall remain in full force and effect.

2.4Nothing in this Deed shall prejudice the rights and remedies of the Parties in relation to any breach of the Agreement occurring prior to the date of this Deed.
3THIRD PARTY RIGHTS
3.1The Parties do not intend any third party to have the right to enforce any provision of this Deed under the Contracts (Rights of Third Parties) Act 1999.
4GOVERNING LAW AND JURISDICTION
4.1This Deed and any non-contractual obligations arising in connection with it (and, unless provided otherwise, any document entered into in connection with it) shall be governed by and construed in accordance with English law.
4.2Subject to Clause 4.4, the English courts have exclusive jurisdiction to determine any dispute arising in connection with this Deed (and, unless provided otherwise, any document entered into in connection with it), including disputes relating to any non-contractual obligations.
4.3Each Party irrevocably waives any objection which it may now or later have to proceedings being brought in the English courts (on the grounds that the English courts are not a convenient forum or otherwise).
4.4Nothing in this Deed (or, unless provided otherwise, any document entered into in connection with it) shall prevent a Party from applying to the courts of any other country for injunctive or other interim relief.
Delivered as a deed on the date of this document.

EXECUTION PAGE

Executed as a deed by Tower Bridge (One) Limited acting by Darryl Denyssen in the presence of Amanda Dannahy:	) ) )	/s/ Daryl Denyssen
Director
Name of witness: Amanda Dannahy Signature of witness: /s/ Amanda Dannahy Address: 5 Churchill Place, London, E145RD Occupation: Executive Assistant

Executed as a deed by BGC Partners, Inc. acting by Sean Windeatt in the presence of Amanda Dannahy:	) ) )	/s/ Sean Windeatt
Director
Name of witness: Amanda Dannahy Signature of witness: /s/ Amanda Dannahy Address: 5 Churchill Place, London, E145RD Occupation: Executive Assistant

Executed as a deed by Ardonagh Specialty Holdings 2 Limited acting by

Ant Erotocritou        ____/s/ Ant Erotocritou ______
(Name of director)        (Signature of director)

Dean Clarke        ____/s/ Dean Clarke ________
(Name of secretary)        (Signature of secretary)

Executed as a deed by The Ardonagh Group Limited acting by

Diane Cougill        ____/s/ Diane Cougill ________
(Name of director)        (Signature of director)

David Ross        ____/s/ David Ross __________
(Name of director)        (Signature of director)

Schedule1
Agreement